UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act 1934

Date of Report (Date of earliest event reported): October 23, 2015

General Steel Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-33717	41-2079252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Level 2, Building G, No. 2A Chen Jia Lin, Ba Li Zhuang, Chaoyang District, Beijing, China 100025
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code:		+ 86 (10) 85723073

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets

On September 16, 2015, General Steel Holdings, Inc. (“General Steel”) entered into an all-equity Share Exchange Agreement (the “Agreement”) by and among General Steel, Catalon Chemical Corp., a Delaware corporation (“Catalon”), Anyuan Zhu (“Zhu”), Lindenburg Ventures Ltd., a British Virgin Islands corporation (“Lindenburg”), and Honghui Du (“Du”) (each of Zhu, Lindenburg and Du, a “Selling Stockholder” and together, the “Selling Stockholders”).

At the closing of the share exchange on October 23, 2015, the Selling Shareholders received 13 million shares (“Payment Shares”) of General Steel Common Stock in exchange for a portion of their equity interests in Catalon, equating to 84.5% of all outstanding ownership interests in Catalon. The Payment Shares are being held in escrow, subject to minimum performance targets of Catalon. If those performance targets are not met in their entirety, the Payment Shares will be reduced proportionately to the percentage of the performance targets actually achieved. The Payment Shares are also subject to a lock-up period placing restrictions on the Selling Shareholders’ ability to directly or indirectly transfer or otherwise dispose of the Payment Shares for a defined period.

Item 8.01     Other Events.

On October 26, 2015, General Steel issued a press release announcing the completion of the Catalon acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued on October 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL STEEL HOLDINGS, INC.

By: /s/ John Chen
Name: John Chen
Title: Chief Financial Officer

Dated: October 26, 2015